Confidential


Professional Services Agreement

THIS AGREEMENT made as of the __________________________
between Urbanalien Corporation, a Corporation duly existing and organized under the laws of The State of Nevada having it's main operational offices at 5180 Orbitor Drive, Mississauga, Ontario, L4W-5L9 (hereinafter "Company") and
Steve Billinger (the "Employee").

WHEREAS:

  A. The Company desires to have the Employee provide professional services on the terms and conditions hereafter set forth;
  B. The Employee desires to provide professional services on the terms and conditions hereafter set forth;
  C. The Company and the Employee have agreed to enter into a professional services consulting relationship for their mutual benefit;

NOW THEREFORE in consideration of the mutual covenants and premises hereinafter contained, this Agreement witnesses the terms and conditions of the relationship that the parties have mutually agreed upon.

1.             Duties

     The Company appoints the Employee and the Employee hereby accepts to undertake (a) duties and exercise the powers of CEO, or such other additional roles and duties as may be requested of the Employee by the Board of Directors (the "Board") and (b) the other offices to which he or she may be appointed with the subsidiary or affiliated companies of the Company, provided however that such additional roles, duties or positions contemplated herein are consistent with a senior executive position similar to the position being contemplated herein. The Employee's duties include, but are not limited to, the attached "Role Profile" (Appendix A).

     The Employee shall competently and faithfully fulfill his duties to the Company and use his best efforts to promote and serve the interests, business and affairs of the Company during the Term (as defined herein). The Employee shall also abide by all rules, policies and practices now and reasonably established hereafter by the Company.

2.             Term

     The commencement date of the Employee's professional services shall be the date the Company raises $250,000 US, or generates such amount through business activities, or a combination thereof, or such mutually agreeable date and such services shall continue for a period no less than three years from this date and thereafter on an indefinite basis until terminated as provided for herein. The Employee's period of providing professional services shall be referred to as the Term.

3.             Compensation

     (a) The compensation for said professional services shall be paid upon receipt of invoice from Employee and at a rate of twenty one thousand Canadian dollars ($21,000CDN) per calendar month, a calendar month to represent sixteen
(16) working days. Compensation to be paid no less than eight (8) working days after Company's receipt of invoice from Employee. Thereafter the fee for professional services shall be reviewed on 1st January of each calendar year. The review will be undertaken by the Board, having regard to the market rates of remuneration paid in Canada for executives occupying similar positions or for professional services with similar duties and responsibilities. Notwithstanding this review the compensation provided to the Employee by the Company for these professional services will not be reduced. The Company will make best efforts to present to the Employee, in writing, overall objectives for each calendar year by March 31st of each calendar year.

     Compensation and any benefit payments under this Agreement shall be subject to such deductions, as the Company is from time to time required to make pursuant to law, government regulations or by written consent of the Employee.

(b) The Employee will be issued shares of Company's common stock on the following dates, so long as employee is still an employee of Company at the end of each quarterly period specified below:


         First Year of Agreement-Q1                100,000.00
         First Year of Agreement-Q2                125,000.00
         First Year of Agreement-Q3                150,000.00
         First Year of Agreement-Q4                175,000.00
         Second Year of Agreement-Q1               200,000.00
         Second Year of Agreement-Q2               225,000.00
         Second Year of Agreement-Q3               250,000.00
         Second Year of Agreement-Q4               275,000.00
                                                ---------------
                                                 2,500,000.00


(c) Company shall provide the Employee with reasonable health club membership or similarly, the Company shall reimburse the Employee for reasonable health club membership fees, which shall include the one-time initiation fees and monthly dues.

(d) It is understood and agreed that the Employee will incur expenses in connection with performing these services as per this Agreement. The Company will reimburse the Employee for any business related expenses, provided that the Employee submits an itemized written account to the Company and provides original receipts acceptable to the Company for all expenses. Business related expenses would include, but are not limited to, subscription fees, Internet, television and telephone connection.

(e) The Employee shall be entitled to receive the Company's standard benefits plan that it presently provides to all of its employees and executives, with the exception of additional four times total yearly compensation life insurance coverage upon medical underwriting approval by the Company's insurer. Details of current "Benefits Plan" shall be attached hereto as Appendix B.


4.             Vacation

     The Employee shall be entitled during each year to six
(6) weeks paid vacation. The vacation shall be taken at the time or times mutually agreed upon by the Company and the Employee.

5.             Rights and Interests

     The Employee acknowledges and agrees that all rights and interests, including but not limited to, copyright, trademarks, trade secrets and all intellectual property rights, publishing rights, merchandizing rights and any rights ancillary thereto arising from any designs, works of authorship, and all other works, products and materials conceived, developed or created within or relating to or from the scope of these services hereunder, are solely owned by the Company, its successors, licensees, and assigns by operation of law, whether they were created before the date of this Agreement and brought into the performance of services for the Company or created after the date of this agreement. The Employee fully assigns to the Company and its successors, licensees and assigns any rights, including but not limited to, the right to create derivative works and revisionary interests, titles and interest that he may have any idea, design, and other work of authorship, or work of development that he has solely or jointly made, developed, created, discovered, conceived, written wholly or in part by his, or otherwise generated to date and thereafter as it relates in any matter to the actual business, research or development of the Company, its successors or affiliates and/or to reasonably anticipated business, research or development of the Company, its successors or its affiliates of which the Employee is aware of by virtue of his performing professional services for the Company.

     The Employee further acknowledges and agrees that the Company, its successors and or its affiliates are entitled to deal with all results and proceeds of the Employee's services in any legal manner and in any and all media, whether now or hereafter devised in perpetuity and through the world.

     The Employee agrees to sign such documentation as may be reasonably requested by the Company to confirm the Company's exclusive ownership of rights and interests herein discussed.

6.             Waiver of Moral Rights

     The Employee hereby expressly and irrevocably waives any and all moral rights arising under the Copyright
     Act (Canada) or at common law and to the results and proceeds of his services in favour of the Company and it's successors, licensees and assigns.

7.             Confidentiality and Trade Secrets

          All trade secrets, intellectual property, and confidential Information as described hereunder are the sole property of the Company. In this regard, the Employee shall not, either during the Term or any time thereafter disclose or assist in the disclosure of any Confidential Information, trade secrets of the Company, or intellectual property, whether it is in written or oral form, to any person other than the Directors, officers or senior employees of the Company where required for the performance of their duties, without the prior written consent of the Company and its Board.
Nor shall the Employee use for his own benefit of for the benefit of any person other than that of the Company any Confidential Information that he may acquire in relation to the business and affairs of the Company.

     For the purposes of this Agreement, the term
"Confidential Agreement" shall include, without limitation, any information now known or hereafter developed by the Company which gives the Company an opportunity to obtain an advantage over competitors who do not know of such information, including, but not limited to: information which relates to the Company's inventions, technological development," know how"; billing strategies; marketing strategies; merchandising; licensing; computer software and databases; as well as every document (in written or electronic form), proposal, report, specification, customer list, computer disc or file, computer program, notation, record, diary, memorandum or other tangible or electronic material containing such Confidential Information, whether or not marked as Confidential.

     Confidential Information shall also include any Confidential Information of the Company's clients, affiliates, or persons or entities which license confidential information or technology rights to the Company, which has been disclosed to the Employee in his capacity as a provider of professional services to the Company.

     The Employee shall not be bound by the obligations restricting disclosure and use set forth in this Agreement with respect to Confidential Information, or any part thereof which:

a) Was known by the Employee prior to disclosure, as duly evidenced by documentation in accordance with applicable statures as the case may be;

b) Was lawfully in the public domain prior to disclosure, or becomes publicly available other than through a breach of this Agreement;


c) Was disclosed to the Employee by a third party provided the third party or any party from whom such third party receives information is not in breach of any confidentiality obligation in respect of such information;


d) Is independently developed by the Employee, as evidenced by his business records; or,


e) Is disclosed when such disclosure is compelled pursuant to legal, judicial or administrative proceeding, or otherwise required by law, subject to the Employee giving all reasonable prior notice to the Company to allow it to seek protective or other court order.


  Upton termination of this Agreement or upon request by the Company at any time on or before or after termination, the Employee will deliver to the Company any and all written and tangible material in the Employee's possession incorporating the Confidential Information or otherwise relating to the Company's business.

8.             Non-Competition and Non-Solicitation

     The Employee acknowledges that by reason of providing professional services to the Company, the Employee will develop a close working relationship with the Company's customers and clients, gain a knowledge of the Company's methods of operation, and acquire and be exposed to Confidential Information, all of which will cause irreparable harm and injury to the Company if made available to a competitor or if used for competitive purposes. Accordingly, and in consideration of the services provided hereunder:

a) The Employee agrees for that a period of six (6) months from the date of termination of this Agreement for whatever reason, he will not alone or in association with any legal person or partnership, and whether as principle, partner, or agent, director, officer, or otherwise, directly or indirectly engage in, or have any interest in, any business or enterprise which competes directly with the Company's business in North America, or contact any of the Company's contracted clients or customers at the time of termination, which the Employee knows of or the Employee has contacted on behalf of the Company during the course of this Agreement's Term, for the purpose or intent of competing with the Company. This paragraph (a) shall survive the termination of this Agreement. Company's business shall mean the interactive kiosk business.

b) Nor shall the Employee intentionally act in any manner or make any statements written or oral which would have the effect of disparaging the Company, its employees, officers, directors, clients or services or which would reasonably expected to interfere with contractual or employment relationship with Company's clients, suppliers or employees;

c) The Employee agrees that for a period of six (6) months following the termination of the Employee's professional services, he shall not actively solicit, induce or attempt to induce any of the Company's employee's to leave their employment and thereafter offer employment to any Employee of the Company.

d) The Employee agrees that during the Term he shall refrain from engaging in independent business that would constitute a conflict of interest in relation to the Employee's employment obligations and services for the Company. Such conflict of interest shall include the identity of the Employee's independent client and/or the nature and content of the independent business where either (inclusively) is in direct competition with the Company.
e)
  It shall be the Employee's obligation to disclose all circumstances under which a conflict of interest may be deemed to arise or exist. Nothing herein shall be construed so as to prevent the Employee from sitting on board of directors for companies that do not engage in a competitive business, but will nonetheless be forthwith declared to the Company for informational purposes.

f) Provided, however, that these provisions shall not be construed in any way to restrict the Employee's right to accept employment with or engage in a business which is carried on by the Company.

9.             Termination of Employment

The parties understand and agree that this Agreement may be terminated in the following manner in the specified circumstances:

  a) By the Employee, at any time, for any reason, on the giving of not less than 45 days written notice to the Company, or such other time period as may be mutually agreed upon by the parties.

  b) By the Company summarily and without notice or payment in lieu of notice, severance payment, benefits or damages, on the occurrence of any one or more of the following events:

  i. For cause at common law resulting from, without limiting the generality of the foregoing, fraud, dishonesty, illegality, breach of statute or regulation, gross negligence and/or acts of gross insubordination rendering the Employee unfit to continue in a position filled by him as determined in good faith by the Company's President, CEO and Broad of Director;

  ii. For failure of the Employee to disclose any material facts as required herein;

  iii. For a material breach of this Agreement;

  iv. For declaration of personal bankruptcy of the Employee by a court of competent jurisdiction wherein the petition is initiated by a creditor or alternatively, the Employee's voluntary assignment into bankruptcy; or,

  v. The death of the Employee, except that the estate of the Employee shall receive all Company benefits to which it is entitled as a consequence of such event.

Failure by the Company to rely on the provision of this paragraph in any given instance or instances shall not constitute a precedent or be deemed a waiver.

c) By the Company in its absolute discretion, without cause and for any reason, on paying the Employee in lieu of notice a sum equal to an amount based on the following:

     During the first twelve (12) months of the Term, the "in lieu of notice sum" will be equal to twelve (12) months of the Employee's annual base salary remuneration, excluding all other perquisites except as otherwise agreed and set out below. After the completion of the first twelve (12) months the "in lieu of notice sum" will be equal to the Employee's annual remuneration (excluding all other perquisites except as otherwise agreed below) for the remainder of the Term.

The in lieu of notice sum will be a lump sum payment. The
Company shall make best efforts to pay in lieu of notice sum within forty-five (45) days of the effective date of termination, or such other reasonable and mutually agreeable time period.

The Employee's benefits pursuant to paragraph 3(e) shall be maintained for the severance/in lieu of notice period, to the extent permitted under the Company's benefit plans and benefit contract, as if the Employee's services had not been terminated. Employee's accrued and unused vacation to the date of termination will be also be paid to the Employee in accordance with the Company's policy and applicable statutory obligations.

The Employee acknowledges that any payment pursuant to this paragraph shall be in satisfaction of the Employee's entitlement to any monies whatsoever pursuant to the Employment Standards Act (Ontario) including, without limitation, entitlements to severance pay, vacation pay, notice of termination of employment or payments in lieu thereof, and at common law.

The Employee acknowledges and agrees that upon termination and thereafter he shall not in any way falsely represent himself as an employee of the Company or actively permit such an understanding or belief to be held by another party.

The Company will deliver to the Employee as soon as reasonably possible, after a Change of Control written notice thereof. If after the Employee has been made aware of the Change of Control and the employment of the Employee is terminated by the Company without Cause or by the Employee for Good Reason within the period that commences on the date of such Change in control and ends on the date that is ninety (90) days after such date, the Employee shall be entitled to the rights, payments, and benefits set forth in paragraph 9(c) as appropriate.

"Change of Control" shall mean a change in the legal or effective control of the Company by way of an acquisition, amalgamation, consolidation, or merger whereby either all of the assets of the company become the property of any other corporation or a third party corporation becomes entitled to exercise more than 50% of the voting rights attached to the outstanding voting shares of the Company (provided that prior to any offer, the offeror was not entitled to exercise more than 50% of the voting rights attached to the outstanding voting shares of the Company).

Termination by the Employee of his provision of professional services for "Good Reason" shall mean termination based on a material reduction or substantial downward change in the responsibilities or compensation of the Employee's position, notwithstanding any change of the Employee's formal title of resignation or retirement by the Employee.

10.            Injunctive Relief

     The employee hereby acknowledges and expressly agrees that any breach by the Employee of this Agreement which does or may result in loss of confidentiality of the Confidential Information would cause the Company, its successors and affiliates irreparable harm for which damages would not be an adequate remedy, and therefore, the Employee hereby agrees that, in the event of any breach by the Employee of this Agreement, the Company, its successor and affiliates shall have the right to seek injunctive relief against the continuing or further breach by the Employee, without the necessity of proof of actual damages. This right to seek injunctive relief without necessity of proof of actual damages shall be in addition to any other right which the Company, its successors and affiliates may have under this Agreement or otherwise in law or in equity.

11.            Assignment of Company's Rights and Obligations

     The rights and obligations of the Company under this Agreement shall pass to and be binding upon its successors and assigns. The Company may assign this contract to and Affiliate of the Company, as that term is defined in the Canadian Business Corporations Act, and guarantee the payment terms if this Agreement is assigned. The Employee may not assign this Agreement.

12.            Severability

     In the event that a court of competent jurisdiction shall deem any provision or part of this Agreement void or invalid, the remaining provisions or parts shall be and remain in full force and effect.

13.            Further Assurances

     Employee agrees that upon the written request of the Company, at any time and from time to time whether before or after the expiration of this Agreement, Employee will do all such acts and execute or cause to be executed and delivered all such further documents, conveyances, deeds, consents, assignments, transfers, and other instruments as may be reasonably requested by the Company in order to give fulfillment to the terms hereof.

14.            Waiver

     No waiver by either party hereto of any breach, failure or default in performance by the other party, or the failure, refusal or neglect by other party hereto exercise any right hereunder or to insist upon strict compliance with or performance of any of the other parties' obligations hereunder, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach, failure or default and shall not constitute a waiver by such party hereto of its rights at any time or thereafter to require strict compliance with the provisions thereof.

15.            Entire Agreement

     This Agreement together with the Appendices attached hereto constitute the entire Agreement between the parties with respect to the employment of the Employee and any and all previous agreements, written or oral, express of implied, between the parties or on their behalf relating to the employment and appointment of the Employee by the Company, are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of actions, claims and demands whatsoever, under or in respect of any such agreement.

16.            Modification of Agreement


     This Agreement may not be amended, modified, or changed in any way except by an instrument in writing executed by both the Employee and an authorized officer of the Company.

17.            Notice

     Any notice given pursuant to this Agreement shall be in writing and shall be deemed to have been validly given if delivered by hand, mail or sent by telecopier transmission (with confirmation of receipt) to the party to whom the same is to be given at the following applicable address. Any notice given by mail shall be deemed to have been received on the fifth business day following the date of mailing.

a)   To the Company:     Urbanalien Incorporated
                         5180 Orbitor Drive
                         Mississauga, ON L4W 5L9
                         Attention: Anila Ladha
                        (Fax) 905 629 9845

b)   To the Employee     Steven Billinger
                         131 Balmoral Avenue
                         Toronto, ON


18.            Headings

     The headings used in this Agreement are for convenience only and are not to be construed in any way as additions or to limitations of the covenants and agreements contained herein.

19.            Governing Law

     This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the Laws of Canada applicable therein. The parties hereby expressly to the jurisdiction of the courts of the Province of Ontario.

20.            Independent Legal Advice

     The Employee acknowledges that he has read and understands this Agreement and acknowledges that he either has had the benefit of independent legal advice with respect to it or has had an opportunity to obtain independent legal advice regarding the terms and conditions of this Agreement, but has chosen not to do so.

21.            Signature By Counterpart or Facsimile

     This Agreement may be consented to in writing, whether by document, telegram, telex or facsimile or by any other method of transmitting legibly, in as many counterparts as may be necessary, each of which shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the effective date set forth below.

IN WITNESS THEREOF the parties as of the day, month, and year written above have executed this Agreement.

Signed, sealed and Delivered             Urbanalien Corporation



--------------------------               ----------------------
Steven Billinger                         Anila Ladha, CFO


Date:  ________________________












APPENDIX B




Health

     -          100% Reimbursable = Drugs; Hospitalization;
           Travel Insurance; Other Eligible Expenses

     -          Deductible = $5.00 per prescription; &
          $25/$50 for other eligible expenses per year

     - Limits of Eligible Expenses = Semi private room coverage; $5000 max Nursing care per year; $750 for each Paramedical Services per year

Dental

     -          Currently No coverage

Long Term Disability( to age 65)

     -          66 2/3% of the first $2,250 of monthly
          Earnings, plus 50% of the next $2,250 and 40% of the balance, rounded to the next $1, if not already a multiple, up to a maximum of $5,000

     -          Non-evidence maximum of insurability = $4,050

     -          Elimination period = 17 weeks

     -          Non-taxable

Life Insurance (to age 70)

     -          1 times annual Earnings up to a maximum of $100,000

     -          Dependent coverage = $10,000 for Spouse;
          Each Child is  50% of the Dependent Life for the Spouse

     - Any increases to the standard coverage has to be individually underwritten and direct communicate will need to take place with our broker, Ron Choo. This will be paid separately.

Accidental Death and Dismemberment ( to age 70)

     -          1 times annual Earnings to a maximum of $100,000

     -          Non-evidence maximum of insurability = $100,000

Premiums are 50/50 - The employer pays 50% of the premiums and the employee 50%

GYM facilities are also available at the 50/50 cost. The current monthly cost to the employee is $24, which is a salary deduction.